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                                                                    Exhibit 3.2

                     CERTIFICATE OF AMENDMENT OF RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                            SOUTHERN UNION COMPANY

   It is hereby certified that:

   1. The name of the corporation (the "Corporation") is Southern Union
Company.

   2. The restated certificate of incorporation of the Corporation is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article the following new Article FOURTH:

     "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be 206,000,000, 6,000,000 shares of which shall be Preferred Stock without par value (the "Preferred Stock"), and 200,000,000 shares of which shall be common stock, par value $1.00 per share (the "Common Stock").

   The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to prescribe by resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

   The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of each such series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of each series;

     (c) Whether each series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (d) Whether each series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     (e) Whether or not the shares of each series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) Whether each series shall have a sinking fund for the redemption or purchase of shares of each such series, and, if so, the terms and amount of such sinking fund;

     (g) The rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of each series; and

     (h) Any other relative rights, preferences and limitations of each series."
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   3. The restated certificate of incorporation of the Corporation is hereby further amended by striking out Article EIGHTH thereof and by substituting in lieu of said Article the following new Article EIGHTH:

     "EIGHTH: The following additional provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the creation, definition, limitation and regulation of the powers of the Corporation, the directors and stockholders:

       Subject to the rights of the holders of the Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the whole Board of Directors shall be not less than five (5) nor more than fifteen (15). Within such limits, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). At the special meeting of stockholders at which this paragraph is adopted, the directors shall be divided into three classes, designated Class I, Class II and Class III (which at all times shall be as nearly equal in number as possible), with the term of office of Class I directors to expire at the 1985 annual meeting of stockholders, the term of office of Class II directors to expire at the 1986 annual meeting of stockholders, and the term of office of Class III directors to expire at the 1987 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

       Subject to the rights of the holders of any class or series of capital stock of the Corporation entitled to vote generally in the election of directors (hereinafter referred to as the "Voting Stock") then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, or has been adjudged by a court of competent jurisdiction to be liable for negligence, or misconduct, in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation, and such adjudication is no longer subject to direct appeal.

       Subject to the rights of the holders of any class or series of the Voting Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

       Notwithstanding the foregoing, whenever the holders of the Preferred Stock shall have the right to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article unless expressly provided by such terms.

       Subject to any voting rights created for the benefit of any series of Preferred Stock by any resolution or resolutions of the Board of Directors providing for the issue of Preferred Stock adopted as authorized in Article FOURTH, the Board of Directors shall also have power, without the assent or vote of the stockholders, from time to time:

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         (1) to fix the times for the declaration and payment of
      dividends;

         (2) to fix and vary the amount to be reserved as working capital or for any other proper purpose or purposes;

         (3) to authorize and cause to be executed mortgages and liens upon all the property and assets of the Corporation, or any part thereof, whether at the time owned or thereafter acquired, upon such terms and conditions as it may determine;

         (4) to determine the use and disposition of any surplus or net assets in excess of capital;

         (5) to make and alter by-laws of the Corporation, subject to the right of the stockholders to make and alter by-laws of the Corporation; provided, however, that the directors shall not modify or repeal any by-law hereafter made by the stockholders;

         (6) to pay for, in cash or property, any property or rights acquired by the Corporation or to authorize the issue and exchange therefor of shares of the capital stock of the Corporation or bonds, debentures, notes or other obligations or other securities of the Corporation, whether secured or unsecured; and

         (7) to borrow or otherwise raise moneys, without limit to amount, for any of the purposes of the Corporation; to authorize the issue of bonds, debentures, notes or other obligations of the Corporation, of any nature or in any manner, secured or unsecured, for moneys so borrowed; to authorize the creation of mortgages upon, or the pledge or conveyance or assignment in trust of, the whole or any part of the property and assets of the Corporation, real or personal, whether at the time owned or thereafter acquired, including contracts, choses in action and other rights, to secure the payment of any bonds, debentures or notes or other obligations of the Corporation and the interest thereon; and to authorize the sale or pledge or other disposition of the bonds, debentures, notes or other obligations of the Corporation for its corporate purposes.

   The Board of Directors shall also have power, with the consent in writing of the holders of a majority of the stock issued and outstanding having voting power, or upon the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power, to sell, lease, or exchange all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions as the Board of Directors deems expedient and for the best interests of the Corporation; subject, however, to any voting rights created for the benefit of any series of Preferred Stock by any resolution or resolutions of the Board of Directors providing for the issue of Preferred Stock adopted as in Article FOURTH hereof authorized.

   In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, of the Restated Certificate of Incorporation, and amendments thereto, and other contracts of the Corporation, and by-laws."

   5. The amendments of the Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

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   IN WITNESS WHEREOF, Southern Union Company has, on this    day of      ,
1999, caused this certificate to be signed by Peter H. Kelley, its President, and attested by Dennis K. Morgan, its Secretary, and the corporate seal of Southern Union Company to be affixed to this certificate by the said Dennis K. Morgan.

                                          Southern Union Company

                                          By: _________________________________
                                                      Peter H. Kelley
                                                         President

Attest:

By: _________________________________
           Dennis K. Morgan
               Secretary


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